Exhibit 6.1

Promissory Note

FOR VALUE RECEIVED, CPI BERLIN I, LLC a limited liability company (“Borrower”), having an office at 195 North Street, Teterboro, NJ 07608, unconditionally promises to pay to the order of HAPPYNEST REIT, INC, a Delaware limited lability company (“Lender”), the principal sum of TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000) (the “Loan”), together with all accrued interest thereon, on the Maturity Date (as defined in Section 2 below), on such terms and conditions as provided in this Promissory Note (the “Note”).

1.             Security. This Note and all obligations of Borrower hereunder are unsecured.

2.             Maturity Date. The full payment of the Loan and all accrued and unpaid interest and all other amounts payable under this Note hall be payable and paid to Lender on or before March 1, 2022 (the “Maturity Date”).

3.             Payments. Payments made under this Note shall be in accordance with the following:

3.1           Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America by wire transfer of immediately available funds to Lender's account at a bank specified by Lender in writing to Borrower from time to time.

3.2           Application of Payments. All payments, including insufficient payments, shall be credited, regardless of their designation by Borrower, first to collection expenses due hereunder, then to outstanding late charges, then to interest due and payable but not yet paid, and the remainder, if any, to principal.

3.3           Prepayments. Borrower may make whole or partial payments of outstanding principal and/or interest at any time prior to the Maturity Date, without penalty and without affecting any other provisions of this Note.

4.             Interest. Interest under this Note shall be as follows:

4.1           Interest Rate. Borrower shall pay interest to Lender on the unpaid principal amount of the Loan outstanding hereunder, accruing from the date hereof to the date on which the entire principal sum hereof has been paid in full, computed on the basis of the actual number of days elapsed in a 365 day year, at a rate per annum which shall be equal to six percent (6%), compounded monthly as of the last day of each calendar month. In no event shall interest exceed the maximum legal rate permitted by law.

4.2           Interest Payable. Interest, at the rate described above, shall be payable or before the Maturity Date.

5.             Representations and Warranties. Borrower hereby represents and warrants as of the date of this Note, as follows:

5.1           Existence. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization.

5.2           Power and Authority. Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

5.3           Authorization, Execution and Delivery. The execution and delivery of this Note by Borrower and the performance of its obligations hereunder have been duly authorized by all necessary limited liability company action in accordance with all applicable laws. Borrower has duly executed and delivered this Note.

5.4           Enforceability. The Note is a valid, legal and binding obligation of Borrower, enforceable against Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5           No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required in order for Borrower to execute, deliver, or perform any of its obligations under this Note.

5.6           No Violations. The execution and delivery of this Note and the consummation by Borrower of the transactions contemplated hereby do not and will not (a) violate any provision of Borrower's organizational documents; (b) violate any law or order applicable to Borrower or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which Borrower may be bound.

6.             Waivers. Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

7.             Miscellaneous. Lender and Borrower further agree as follows:

7.1           Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing at the addresses set forth in the preamble of this Note or such other address as either Borrower or Lender may from time to time specify in writing. Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment).

7.2           Costs and Expenses. Borrower shall reimburse Lender on demand for all out-of-pocket costs, expenses and fees (including reasonable expenses and fees of its legal counsel) incurred by Lender in connection with collection of this Note and the enforcement of Lender’s rights hereunder.

7.3           Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of Delaware.

7.4           Submission to Jurisdiction. Borrower hereby irrevocably and unconditionally agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York, County of New York and submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

7.5           Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

7.6           Counterparts, Integration, Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitute the entire contract between the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “DocuSign,” “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

7.7           Successors and Assigns. Borrower may not assign or transfer this Note or any of its obligations hereunder without the prior written consent of Lender. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted successors and assigns.

7.8           USA PATRIOT Act, OFAC and Other Regulations. Neither Borrower:

(a)               any of its Affiliates or any of their respective officers, directors, brokers or agents (i) has violated any Anti-Terrorism Laws, or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering;

(b)               any of its Affiliates or any of their respective officers, directors, brokers or agents is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions, or (ii) located, organized or resides in a country or territory that is, or whose government is, the subject of Sanctions; and

(c)               any of its Affiliates or any of their respective officers, directors, brokers or agents acting or benefiting in any capacity in connection with the Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any person, or in any country or territory, that is the subject of any Sanctions, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

For purposes of this Section 7.8, the following terms shall have the following meanings:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

“Anti-Terrorism Laws” shall mean any requirement of law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (USA PATRIOT Act); The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (Bank Secrecy Act); the Trading With the Enemy Act (50 U.S.C. § 1 et seq.); and Executive Order 13224 (effective September 24, 2001);

“Governmental Authority” shall mean the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank);

“Person” shall mean any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity; and

“Sanctions” shall mean any sanctions administered or enforced by the US Department of the Treasury's Office of Foreign Assets Control (OFAC), US Department of State, United Nations Security Council, European Union, Her Majesty's Treasury, or other relevant sanctions authority.

7.9           Amendment and Waiver. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

7.10         Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

7.11         No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

7.12         Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of December 28, 2021.

CPI Berlin I, as Borrower

By	/s/ Hal Messer
Name: Hal Messer
Title: Authorized signatory

HappyNest REIT, Inc, as Lender

By	/s/ Jesse Prince
Name: Jesse Prince
Title: CEO